Exhibit 99.1

Chart Industries to Acquire SeQual Technologies

CLEVELAND, December 2, 2010 (GLOBE NEWSWIRE) — Chart Industries, Inc. (Nasdaq: GTLS) announced that its wholly-owned subsidiary, CAIRE Inc., which operates under its BioMedical segment, has entered into a definitive agreement to acquire SeQual Technologies Inc. (“SeQual”) for approximately $40 million, plus the possibility of up to $20 million of additional future payments contingent on SeQual’s financial performance over a two-year period post-closing. Other financial terms of the all-cash transaction were not disclosed.

SeQual, a privately held company headquartered in San Diego, California, develops, manufactures and markets products for medical, military, industrial and commercial applications utilizing its proprietary pressure swing adsorption (PSA) technology for air separation. SeQual focuses on medical oxygen concentrators — devices that separate oxygen from air to provide supplemental breathing oxygen to individuals with chronic lung disease. SeQual’s line of medical oxygen concentrators ranges from its award-winning, 3 LPM (liters-per-minute) continuous flow portable Eclipse 3TM oxygen system to its IntegraTENTM high-capacity (10 LPM) bedside unit. SeQual’s annual sales are approximately $36 million.

“The acquisition of SeQual is an excellent strategic fit for us. It expands our respiratory product offering with a leading portable, non-delivery oxygen concentrator,” said Sam Thomas, Chairman, CEO and President of Chart Industries.

“This transaction combines SeQual’s technology and patient-focused product development capabilities with our global marketing, distribution and operating expertise,” stated Steve Shaw, President of Chart BioMedical. “We expect to integrate the majority of SeQual’s operations during 2011.”

Ron Richard, SeQual’s Chief Executive Officer, commented “We are very excited about the merger with Chart as it allows us to take advantage of CAIRE’s leading respiratory global presence and manufacturing capabilities and to expand our portable oxygen concentrator sales in new and existing markets.”

Completion of the transaction, subject to customary closing conditions, is expected by the end of January 2011. This acquisition is expected to be accretive to Chart’s 2011 earnings, excluding restructuring costs, and if future contingent payments are earned, the accretion to Chart’s earnings would be expected to increase.

CAIRE is a leading respiratory care products provider for the home health care market, manufacturing a full line of liquid oxygen reservoirs and liquid oxygen portables sold under the LiberatorTM, CompanionTM, SpiritTM and HELiOSTM brands.

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning Chart’s plans, objectives, future revenues, business trends, costs, performance, and other information that is not historical in nature. These statements are made based on management’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially. These factors and uncertainties include Chart’s ability to successfully acquire and integrate SeQual’s business, the satisfaction of customary conditions to closing the transaction, cyclicality of product markets, a delay or reduction in customer purchases, competition, the negative impacts of the recent global economic crisis, the future financial performance of SeQual, changes in government health care regulations and reimbursement policies, and economic, political, business and market risks associated with global operations. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the U.S. Securities and Exchange Commission, including Item 1A—Risk Factors, of Chart’s most recent Annual Report on Form 10-K.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information on Chart visit: http://www.chart-ind.com. To sign up for Chart’s e-mail list: http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=0&S=0&L=1.

For more information on SeQual visit: http://www.sequal.com.

Contact:

Michael F. Biehl	Kenneth J. Webster,
Executive Vice President	Vice President
Chief Financial Officer and Treasurer	Chief Accounting Officer and Controller
216-626-1216	216-626-1216
michael.biehl@chartindustries.com	ken.webster@chartindustries.com